EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

of Clarus Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-218754) on Form S-8, registration statement (No. 333-218751) on Form S-3, and registration statement (No. 333-218752) on Form S-4 of Clarus Corporation of our report dated March 12, 2018, with respect to the consolidated balance sheet of Clarus Corporation as of December 31, 2017, the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Clarus Corporation.

/s/ KPMG LLP

Salt Lake City, Utah
March 4, 2019